NUMBER

SHARES

Incorporated under the Laws of Bermuda

Aries Maritime Transport Limited

PAR VALUE OF SHARES US $0.01 EACH

THIS IS TO CERTIFY THAT ....

of ....

is the registered holder of .... *fully paid common shares of the par value of* US $0.01 *each in the above-named Company, subject to the Memorandum of Association and Bye-Laws thereof.*

Given under the Common Seal of the Company this .... *day of* ....,..........

.... *Director*

Director
.... *Secretary*